Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports First Quarter 2010 Diluted Earnings per Share of $0.80, up 43 Percent

Highlights:

•	Total company operating profit a record $181 million

•	Energy Production Systems operating profit up 51 percent

•	Total company backlog increases, driven by subsea systems orders

•	Company raises 2010 guidance for diluted earnings per share to a range of $2.70 to $2.90

HOUSTON, April 28, 2010 – FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2010 revenue from continuing operations of $1.1 billion. Operating profit from continuing operations was a record $181.0 million. The resulting diluted earnings per share from continuing operations were $0.80 as compared to $0.56 in the prior-year quarter.

Led by higher operating margin in subsea systems, first quarter operating profit in Energy Production Systems increased 51 percent from the first quarter of 2009 to a record $157.6 million. Operating profit in Energy Processing Systems was down 18 percent from the prior-year quarter due mainly to lower operating margins in the measurement solutions and material handling systems businesses, partially offset by higher operating margins in the fluid control business.

The total company backlog increased five percent from the fourth quarter of 2009 to $2.7 billion and included $2.1 billion in subsea systems. The backlog increase was the first since the second quarter of 2008 and was mainly driven by $872 million in subsea systems orders, the most since the fourth quarter of 2007.

“Our strong performance in the quarter was due to the composition of our sales as well as operational efficiencies that drove improved project execution,” said Peter D. Kinnear, Chairman and Chief Executive Officer. “Given our first quarter results and the efficiencies that we have established, we are increasing our estimate for 2010 diluted earnings per share to a range of $2.70 to $2.90.”

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FMC Technologies Reports First Quarter 2010 Diluted Earnings per Share of $0.80, up 43 Percent	2

Energy Production Systems

Energy Production Systems’ first quarter revenue of $887.6 million increased two percent from the prior-year quarter. Revenue for subsea systems was $729 million and was also up two percent from the prior-year quarter. Surface wellhead revenue was up slightly from the first quarter of 2009.

Energy Production Systems’ record operating profit of $157.6 million increased 51 percent over the prior-year quarter. This increase was due to higher operating margins in subsea systems driven by accelerated progress on higher margin projects and lower costs.

Energy Production Systems’ inbound orders for the first quarter were $1.0 billion, including subsea systems orders of $872 million. Backlog for Energy Production Systems was $2.5 billion, including $2.1 billion in subsea systems at the end of the first quarter.

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $167.5 million was seven percent lower than the prior-year quarter. An increase in revenue for the fluid control business was more than offset by decreases in both the material handling systems and loading systems businesses.

Energy Processing Systems’ first quarter operating profit of $23.4 million was down 18 percent from the prior-year quarter but was up 14 percent sequentially. The sequential increase was primarily driven by volume leverage in the fluid control business, partially offset by volume decreases in the other businesses within the segment.

Energy Processing Systems’ inbound orders were $180.3 million for the first quarter, which was up 19 percent from the prior-year quarter. The increase was mainly driven by the fluid control business, which benefited from the resurgence in North American pressure pumping activity. Backlog for the segment finished the quarter at $229.1 million.

Corporate Items

Corporate expense in the first quarter was $9.0 million, an increase of $2.2 million from the prior-year quarter. Other expense, net, was $20.8 million, a decrease of $4.2 million from the prior-year quarter.

The company ended the first quarter with net debt of $103.8 million. Net interest expense was $2.3 million in the quarter.

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FMC Technologies Reports First Quarter 2010 Diluted Earnings per Share of $0.80, up 43 Percent	3

The company repurchased 874 thousand shares of common stock in the quarter for $50.5 million and now has 4.5 million shares remaining in its stock repurchase authorization.

Depreciation and amortization for the first quarter was $28.6 million, up $0.3 million from the previous quarter, and capital expenditures totaled $19.4 million.

The company recorded an effective tax rate of 33.5 percent for the first quarter.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.80, a 43 percent increase from $0.56 in the prior-year quarter. First quarter revenue from continuing operations was $1.1 billion.

Operating profit from continuing operations was a record $181.0 million. Energy Production Systems’ operating profit was up 51 percent over the first quarter of 2009.

The total company backlog increased five percent from the fourth quarter of 2009 to $2.7 billion and included $2.1 billion in subsea systems. The backlog increase was mainly driven by $872 million in subsea systems orders, the most since the fourth quarter of 2007.

The company raised guidance for 2010 diluted earnings per share from continuing operations to a range of $2.70 to $2.90 as compared to the prior guidance range of $2.45 to $2.65.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 10,400 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2010 conference call at 9:00 a.m. EDT on Thursday, April 29, 2010. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended
	March 31
	2010	2009
Revenue	$1,050.3	$1,053.0
Costs and expenses	893.4	945.6

	156.9	107.4
Other expense, net	(5.3)	(6.1)

Income before net interest expense and income taxes	151.6	101.3
Net interest expense	(2.3)	(2.1)

Income from continuing operations before income taxes	149.3	99.2
Provision for income taxes	49.9	27.7

Income from continuing operations	99.4	71.5
Loss from discontinued operations, net of income taxes	—	(0.3)

Net Income	99.4	71.2
Less: net income attributable to noncontrolling interests	(0.4)	(0.2)

Net income attributable to FMC Technologies, Inc.	$99.0	$71.0

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.81	$0.57
Loss from discontinued operations	—	—

Basic earnings per share	$0.81	$0.57

Basic weighted average shares outstanding	122.5	125.9

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.80	$0.56
Loss from discontinued operations	—	—

Diluted earnings per share	$0.80	$0.56

Diluted weighted average shares outstanding	123.8	127.8

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$99.0	$71.3
Loss from discontinued operations	—	(0.3)

Net income attributable to FMC Technologies, Inc.	$99.0	$71.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2010	2009
Revenue

Energy Production Systems	$887.6	$872.3
Energy Processing Systems	167.5	181.0
Other revenue (1) and intercompany eliminations	(4.8)	(0.3)

	$1,050.3	$1,053.0

Income before income taxes

Segment operating profit
Energy Production Systems	$157.6	$104.4
Energy Processing Systems	23.4	28.5

Total segment operating profit	181.0	132.9

Corporate items
Corporate expense	(9.0)	(6.8)
Other revenue and other expense, net (1)	(20.8)	(25.0)
Net interest expense	(2.3)	(2.1)

Total corporate items	(32.1)	(33.9)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$148.9	$99.0

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2010	2009 (1)
Inbound Orders

Energy Production Systems	$1,048.8	$561.9
Energy Processing Systems	180.3	151.0

Subtotal Energy Systems	1,229.1	712.9
Intercompany eliminations	(2.5)	(1.9)

Total inbound orders	$1,226.6	$711.0

	March 31
	2010	2009
Order Backlog

Energy Production Systems	$2,450.7	$3,087.0
Energy Processing Systems	229.1	278.7

Subtotal Energy Systems	2,679.8	3,365.7
Intercompany eliminations	(5.9)	(6.6)

Total order backlog	$2,673.9	$3,359.1

(1)	Inbound orders for 2009 have been revised to exclude the effects of foreign currency translation on backlog. Prior to 2010, the Company’s practice was to include backlog translation effects as a component of inbound orders. Revised inbound orders for the other quarters of 2009 are shown in the table below.

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009
Inbound Orders

Energy Production Systems	$538.5	$692.1	$560.7
Energy Processing Systems	141.4	135.0	172.7

Subtotal Energy Systems	679.9	827.1	733.4
Intercompany eliminations	(1.9)	(4.0)	(9.9)

Total inbound orders	$678.0	$823.1	$723.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2010 (Unaudited)	December 31, 2009

Cash and cash equivalents	$369.0	$460.7
Trade receivables, net	918.2	879.2
Inventories	544.4	591.8
Other current assets	271.6	293.9

Total current assets	2,103.2	2,225.6

Property, plant and equipment, net	565.7	581.9
Goodwill	268.8	272.7
Intangible assets, net	149.0	154.6
Investments	144.0	141.8
Other assets	135.7	132.9

Total assets	$3,366.4	$3,509.5

Short-term debt and current portion of long-term debt	$10.2	$28.5
Accounts payable, trade	292.9	343.9
Advance payments and progress billings	540.7	670.4
Other current liabilities	598.0	635.7

Total current liabilities	1,441.8	1,678.5

Long-term debt, less current portion	462.6	391.6
Other liabilities	328.2	327.6
Common stock	1.4	1.4
Other FMC Technologies, Inc. stockholders' equity	1,123.0	1,101.4
Noncontrolling interest in consolidated companies	9.4	9.0

Total liabilities and equity	$3,366.4	$3,509.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2010	2009
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$99.0	$71.3
Depreciation and amortization	28.6	19.3
Trade accounts receivable, net	(57.3)	154.2
Inventories	34.7	(48.6)
Accounts payable, trade	(41.7)	(36.6)
Advance payments and progress billings	(115.4)	(33.9)
Other	(10.8)	19.6

Net cash (required) provided by operating activities of continuing operations	(62.9)	145.3

Cash required by operating activities of discontinued operations	—	(1.1)

Cash provided (required) by investing activities:
Capital expenditures	(19.4)	(25.4)
Proceeds from disposal of assets	1.3	1.1

Net cash required by investing activities	(18.1)	(24.3)

Cash provided (required) by financing activities:
Net (repayment) issuance of debt	53.1	(1.7)
Issuance of capital stock	1.3	0.1
Purchase of stock held in treasury	(50.5)	(43.5)
Other financing	(13.1)	(5.8)

Net cash required by financing activities	(9.2)	(50.9)

Effect of changes in foreign exchange rates on cash and cash equivalents	(1.5)	2.4

(Decrease) increase in cash and cash equivalents	(91.7)	71.4

Cash and cash equivalents, beginning of period	460.7	340.1

Cash and cash equivalents, end of period	$369.0	$411.5